                 AGREEMENT FOR THE SALE OF PAY TELEPHONE ROUTE

This AGREEMENT is made and entered into by and between Alpha Telecom, Inc., an Oregon Corporation, or its designee, hereinafter referred to as "Buyer," and Choicetel Communications, Inc., Minnesota Corporation, hereinafter referred to as "Seller," and is made with reference to the following facts:

     1. Seller owns 1121 pay telephone locations, more or less, located in the States of Oregon, Colorado, Washington, Idaho, Montana, Wyoming, and Nevada, under the Trade Name of "Telco Northwest," more particularly described on Exhibit "A," which is attached hereto and incorporated herein by this reference, and desires to sell the same to Buyer pursuant to the terms set forth herein; and,

     2. Buyer is in the business of owning, maintaining, and servicing pay telephones in Oregon and elsewhere; and,

     3. Buyer desires to purchase from Seller, upon the terms and conditions contained herein, the installed pay telephones and associated locations and contracts memorialized by Exhibit A.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Upon closing, Seller sells and transfers all of its right, title, and in-terest in and to the 1121 telephones and locations, more or less, together with all associated site or location contracts, for the agreed price of $2,940,000.00.

     2. In addition, upon closing, Seller sells and transfers all of its right, title, and interest in and to the name "Telco Northwest," "Telco NW," "Telco Northwest, Inc.," or any variation thereof.

     3.   The terms of this sale are as follows:

          a. $75,000.00 to be paid to the seller upon execution of this agreement by both parties.

          b. The balance due Seller, $2,865,000.00 shall be all cash to Seller upon Closing.

     4. DUE DILIGENCE INSPECTION. Buyer shall be entitled to conduct a complete and thorough Due Diligence Inspection, to be completed on or before March 31, 1999. In this regard, Seller shall provide Buyer with everything necessary to complete its inquiry concerning the financial condition of Seller and the identified sites and locations and shall make available to Buyer all of the contracts associated with the locations identified on Exhibit A. Buyer shall also be entitled to make a physical inspection of the site locations. All of the foregoing shall be to Buyer's satisfaction and shall be completed no later than March 31, 1999. On that date, unless Buyer notifies Seller otherwise, this condition shall be deemed to have been removed, and the $75,000.00 paid to seller pursuant hereto shall then forthwith be deemed to be non-refundable. If Buyer completes its Due Diligence Inspection and notifies Seller of any deficiencies caused by a material misrepresentation on the part of Seller then Seller shall have the right for thirty (30) days after notice to cure any such deficiency. Unless cured by Seller or otherwise waived by Buyer, Buyer shall have the right to void this Agreement and receive a full refund of the $75,000.00 deposit.

     5. The parties reiterate and confirm the Confidentiality Agreement entered into between the parties on December 16, 1998, as amended February 11, 1999, and agree that the information divulged by Seller during the course of Seller's Due Diligence contemplated hereby is "Confidential Information" as that term is defined in said Agreement and is attached hereto as Exhibit D.

     6. In the event that Buyer shall fail to closing as agreed after having completed its Due Diligence Inspection with no material deficiencies, then Buyer and Seller agree that damages to Seller for said breach will be difficult or impossible to ascertain, and Buyer and Seller agree that $75,000.00 is a reasonable amount for liquidated damages for such breach.

     7. The parties agree that this transaction shall close on or before April 15, 1999, unless the parties otherwise agree in writing to a different time and location.

     8. PRO-RATIONS. The parties agree that the following will be prorated as of close of escrow:

          a.   Any and all accounts receivable of Seller.

          b.   Any and all accounts payable by Seller.

          c.   Any and all "coin in the box" of Seller.

          d.   Any and all operating expenses due by Seller.

          e.   Any and all site commissions payable or pre-paid by Seller.

          f.   Any and all dial-a-round revenue due Seller.

          g. Any and all Federal, State, and Local income taxes due to be paid by Seller for the current tax year.

          h. Any and all other taxes, including personal property taxes due to be paid by Seller for the current year.

          i.   Any and all miscellaneous revenue or obligations of Seller.

     9. Seller agrees not to compete in the payphone business with buyer in the states of Oregon, Colorado, Washington, Idaho, Montana, Wyoming, and Nevada for a period of five years.

     10. Upon close of this Transaction, Seller shall deliver to Buyer free and clear title to all pay telephones and related equipment. In this regard, Seller agrees to execute a Bill of Sale for all of the telephone sites, equipment, and related contracts currently owned by Seller in the for of Exhibit B, attached hereto.

     11. In addition, upon closing, Seller shall assign to Buyer complete and absolute right to use the names "Telco Northwest," "Telco NW," "Telco Northwest, Inc.," or any variation thereof in the form of the assignment attached hereto as Exhibit C.

     12. Seller represents that it is authorized to enter into this Agreement and that, at Close of Escrow, it will have Board of Directors written authorization and approval for completion of the transaction contemplated hereby. In this regard, Seller will provide Buyer with written authorization for the completion of this transaction, specifically authorizing Seller to complete this transaction and authorizing an appropriate Officer to sign all necessary documents on behalf of Seller.

     13. Upon close of this Transaction, Seller agrees not to solicit any existing account set forth on Exhibit A, for a period of five (5) years. Buyer and Seller recognize that each entity is in the pay telephone business and acknowledges that each may be competing with each other for other accounts.

     14. The parties hereto agree to cooperate with one another to complete this transaction and to execute any and all documents as may be required to complete this transaction.

     15. The terms and conditions of this Agreement shall inure to the benefit of and shall be binding upon the heirs, assigns, successors, and transferees of each of the parties.

     16. If any particular provision of this Agreement shall be determined to be unenforceable for any reason, then the remainder of this Agreement shall, nonetheless, be enforceable.

     17. If any litigation shall be initiated to enforce any provision of this Agreement or for the breach of any provision of this Agreement, then the prevailing party in that litigation shall be entitled, in addition to any other remedy available, to the reasonable costs and attorney's fees incurred in connection with that litigation.

SIGNATURES FOLLOW ON FINAL PAGE

DATED:  2/16/99
      ------------

                                       Alpha Telecom, Inc.
                                       /s/ Renee C. Sinclair
                                       -------------------------------------
                                     by: Renee Sinclair, Secretary/Treasurer

DATED:  2/16/99
      ------------

                                       ChoiceTel Communications, Inc.

                                       /s/ Jeffrey Paletz
                                       -------------------------------------
                                       by: Jeffrey Paletz, President